                                                                     EXHIBIT 3.9


                        AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER ("Agreement") dated as of April ____, 1998, is by and between VS HOLDINGS INC. and VS HOLDINGS NO. 2 INC., both Michigan corporations.

                                 WITNESSETH:

         WHEREAS, the respective Boards of Directors and shareholders of each of the parties hereto have duly adopted resolutions approving this Agreement and Plan of Merger, in each case by unanimous vote, and have declared it desirable and in the best interests of their respective corporations that VS HOLDINGS NO. 2 INC. ("Discontinuing Corporation") be merged into VS HOLDINGS INC., which shall be the Surviving Corporation ("Surviving Corporation") in the manner and upon the terms and conditions hereinafter set forth and with the effect provided by and pursuant to application sections of the Michigan Business Corporation Act and Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended;

         WHEREAS, the authorized capital stock of Surviving Corporation consists of 125,000 Class A Voting Common Stock without par value ("Surviving Corporation Class A Common Stock"), of which 2,500 shares are issued and outstanding, and 125,000 Class B Non-Voting Common Stock without par value ("Surviving Corporation Class B Common Stock"), of which 97,500 shares are currently issued or outstanding; and

         WHEREAS, the authorized capital stock of Discontinuing Corporation consists of 30,000 shares of Class A Voting Common Stock without par value ("Discontinuing Corporation Class A Common Stock"), of which 5,000 shares have been issued and are outstanding, and 30,000 shares of Class B Non-Voting Common Stock without par value ("Discontinuing Corporation Class B Common Stock"), of which 5000 shares have been issued and are outstanding; and

         NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein, and subject to the terms and conditions hereinafter set forth, the parties hereto hereby agree as follows:

                                  ARTICLE I

                                   MERGER

         1.1 Merger. Effective on the Effective Date (as defined in Section 1.2, below) and upon compliance with the applicable laws of the State of of Michigan, Discontinuing Corporation shall be merged with and into Surviving Corporation, a Michigan corporation, which shall be the Surviving Corporation, and the separate existence and corporate organization of Discontinuing Corporation shall thereupon cease, all upon the terms and conditions hereinafter set forth ("Merger").

         1.2 Effective Date. The Merger shall be effective as of _____ __.m., Detroit, Michigan local time on April 28, 1998 (the "Effective Date").

         1.3 Corporate Existence of Discontinuing Corporation . On the Effective Date, the separate existence of Discontinuing Corporation shall cease, except as may be otherwise continued by law, and Discontinuing Corporation shall be merged with and into Surviving Corporation. Surviving Corporation shall possess all the rights, privileges, powers, and franchises, of a public as well as of a private nature, and be subject to all the restrictions, disabilities, and duties of Discontinuing Corporation , and all property, real, personal, and mixed, and all debts due to Discontinuing Corporation on whatever account, as well as for stock subscriptions; and all other things in action or belonging to Discontinuing Corporation shall be vested in the Surviving Corporation; and all property, rights, privileges, powers, and franchises, and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of Discontinuing Corporation, and the tide to any real estate vested in Discontinuing Corporation by deed or otherwise, under the laws of Michigan or any other jurisdiction, shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of Discontinuing Corporation shall be preserved unimpaired, and all debts, liabilities, and duties of Discontinuing Corporation shall thenceforth attach to the Surviving Corporation and may be enforced against it to the same extent as if said debts, liabilities, and duties had been incurred or contracted by it.

         1.4 Coporate Existence of Surviving Corporation. Except as otherwise set forth herein, the identity, existence, purposes, objects, properties, real, personal and mixed, rights, privileges, immunities, powers, franchises and authority of VS Holdings Inc., as the Surviving Corporation, shall continue unaffected and unimpaired by the Merger.

         1.5 Further Action. At any time, or from time to time, after the Effective Date, the last acting officers of Discontinuing Corporation or the corresponding officers of the Surviving Corporation, may, in the name of Discontinuing Corporation, execute and deliver all such proper deeds, assignments, and other instruments and take or cause to be taken all such further or other action as the Surviving Corporation may deem necessary or desirable in order to vest, perfect, or confirm in the Surviving Corporation title to and possession of all Discontinuing Corporation property, rights, privileges, powers, franchises, immunities, and interest and otherwise to carry out the purposes of this Agreement and Plan of Merger.

                                 ARTICLE II

                       NAME OF SURVIVING CORPORATION;
                    CERTIFICATE OF INCORPORATION; BY-LAWS

                   2.1 Name of Surviving Corporation. The name of the Surviving Corporation from and after the Effective Date shall be VS, HOLDINGS INC.

                   2.2 Articles of Incorporation. The Articles of Incorporation of Surviving Corporation as in effect on the date hereof shall from and after the Effective Date be, and continue to be, the Articles of Incorporation of the Surviving Corporation until changed or amended as provided by law.

                  2.3 By-Laws. The By-Laws of Surviving Corporation, as in effect immediately before the Effective Date, shall from and after the Effective Date be the By-Laws of the Surviving Corporation.

                                 ARTICLE III

                     STATUS AND CONVERSION OF SECURITIES

         The manner and basis of converting the shares of the capital stock of Discontinuing Corporation, and amount of Class A voting common stock ("Converted Class A Shares") and the Class B non-voting common stock ("Converted Class B Shares") of the Surviving Corporation which the holders of shares of the capital stock of Discontinuing Corporation are to receive in exchange for such shares are as follows:

         3.1 Conversion of Stock:

                  (a) Class A Common Stock. On the Effective Date, each share of the Discontinuing Corporation Class A Common Stock outstanding on the Effective Date shall, by operation of law and by virtue of the Merger and without any action on the part of any person, be converted into .005 Converted Class A Shares and .096 Converted Class B Shares.

                  (b) Class B Common Stock. On the Effective Date, each share of the Discontinuing Corporation Class B Common Stock outstanding on the Effective Date shall, by operation of law and by virtue of the Merger and without any action on the part of any person, be converted into .101 Converted Class B Shares.

                  c. Each share of the common stock of the Surviving Corporation issued and outstanding on the Effective Date shall remain outstanding without any change or alteration in the ownership, voting powers or other rights as set forth in the Articles of Incorporation of the Surviving Corporation.

         3.2 Cancellation of Authorized Shares. All authorized shares of Discontinuing Corporation Class A Common Stock and Discontinuing Corporation Class B Common Stock, other than those outstanding on the Effective Date, shall, by operation of law and by nature of the merger and without action on the part of any person, be canceled and retired, without conversion, and no new shares of the Surviving Corporation shall be issued with respect thereto.

         3.3 Exchange of Shares,

                  (a) Discontinuing Corporation Shares. On the Effective Date, the holders of the outstanding shares of the capital stock of Discontinuing Corporation (the "Discontinuing Corporation Shareholders") shall cause the certificate(s) representing such shares to be surrendered to the Surviving Corporation. Upon the surrender of such certificate(s), the Discontinuing Corporation

Shareholders shall be entitled to receive certificates representing the Converted Class A Shares or Converted Class B Shares as set forth in Section 3.1 above. The Surviving Corporation shall thereupon cause certificates representing such shares to be executed and delivered to the Discontinuing Corporation Shareholders in accordance with the terms of this Article III. Any resulting fractional shares shall be rounded to the nearest whole number.

                                 ARTICLE IV

                           DIRECTORS AND OFFICERS

                  4.1 The Board of Directors of VS Holdings Inc. prior to the effective date of the Merger shall serve as the Board of Directors of the Surviving Corporation, following the Effective Date of the Merger and until the next Annual Meeting, or until their respective successors shall be elected and qualified, in accordance with the By-Laws of the Surviving Corporation.

                  4.2 The Officers of VS Holdings Inc. in office prior to the effective date of the Merger shall serve as the Officers of the Surviving Corporation, following the Effective Date of the Merger and until the next Annual Meeting, or until their respective successors shall be elected and qualified, in accordance with the By-Laws of the Surviving Corporation.

                                  ARTICLE V

                                MISCELLANEOUS

                  5.1 This Agreement and Plan of Merger may be terminated and the proposed Merger abandoned at any time before the Effective Date of the Merger, if the Board of Directors of Discontinuing Corporation or of Surviving Corporation duly adopt a resolution abandoning the Agreement and Plan of Merger.

                  5.2 This Agreement and Plan of Merger may be amended, modified or terminated, or any provision thereof may be waived only by an instrument in writing signed by the duly authorized officers of both parties hereto.

                  5.3 This Agreement and Plan of Merger constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties, and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein.

                  5.4 This Agreement and Plan of Merger shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the Michigan.

                  5.5 All of the terms and provisions of this Agreement and Plan of Merger by or for the benefit of the parties shall be binding upon and inure to the benefit of their successors and assigns. The rights and qbligations provided by this agreement shall not be assignable by any party

                  5.6 This Agreement and Plan of Merger may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, this Agreement and Plan of Merger has been executed by the parties hereto as of the date first written above.

VS HOLDINGS INC.                              VS HOLDINGS NO. 2 INC.

By: David J. Woodward                         By: David J. Woodward
   ------------------------------                ------------------------------
    David J. Woodward, Secretary                  David J. Woodward, Secretary